Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-12156 and No. 333-00000) pertaining to the National City Corporation 2004 Deferred Compensation Plan of our reports dated February 3, 2006, with respect to the consolidated financial statements of National City Corporation and subsidiaries, National City Corporation management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National City Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 12, 2006